Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES THE RETIREMENT OF MANUEL J. PEREZ DE LA MESA AND THE APPOINTMENT OF PETER D. ARVAN AS CHIEF EXECUTIVE OFFICER
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COVINGTON, LA (July 30, 2018) - Pool Corporation (NASDAQ/GSM: POOL) today announced that Manuel (Manny) J. Perez de la Mesa will retire as Chief Executive Officer (CEO) effective December 31, 2018. The Board of Directors has appointed Peter (Pete) D. Arvan to be the company’s next CEO. Mr. Arvan currently serves as the company’s Executive Vice President and Chief Operating Officer (COO). Manny will remain with POOLCORP as Vice Chairman of the Board of Directors (the Board).

“The Board, working closely with Manny, has developed and executed a comprehensive succession plan and, as a result, we are confident Pete Arvan is the right person to lead POOLCORP. He understands the keys to our success, has a clear vision of what we can accomplish and will continue to deliver meaningful value to our shareholders,” said John E. Stokely, the company’s Chairman of the Board. “I want to thank Manny for the remarkable job he has done in leading the company. We are pleased that he will continue to play a significant role as a member of the Board, as Vice Chairman and as a shareholder.”
Since joining the company as President in 1999, Manny has transformed POOLCORP into a modern, highly-efficient and profitable world-wide distribution business.
Highlights of POOLCORP’s performance over the last 20 years include (1):

•	Net sales compounded annual growth rate (CAGR) of 10%

•	Diluted earnings per share (EPS) CAGR of 17%

•	Return on Invested Capital (ROIC) of 29%

•	Total stockholder return CAGR of 22%

“I am proud of all of the accomplishments we have achieved over the past 20 years, and I am grateful for the effort and commitment of our people, the partnership with our suppliers and the support of our shareholders,” said Manny. “I am excited to see Pete succeed me as CEO. Over the last 19 months, I have worked closely with Pete on company strategy, business operations and corporate culture. I am confident that with his leadership skills, along with a deep and seasoned executive team, POOLCORP will continue to deliver outstanding results. On a personal note, I am looking forward to continuing to make positive contributions to the company as a member of its Board.”
Peter D. Arvan joined the company in January 2017, as Executive Vice President, with primary responsibility for North American operations. He was promoted to COO in August 2017. Prior to joining POOLCORP, Pete was CEO of Roofing Supply Group (RSG). RSG was one of the largest roofing distributors in the U.S., with 85 locations in 24 states. Prior to joining RSG, Pete served as President of SABIC Polymershapes (formerly GE Plastics-Polymershapes). From 1988 to 2004, he worked at GE Supply where he held a variety of management positions.
“I am honored to be appointed CEO of POOLCORP,” said Arvan. “I am looking forward to advancing the company’s strategies. I am particularly excited to be working with the thousands of dedicated employees that are the strength of our business. Together, we will continue to deliver exceptional value to our customers, suppliers and shareholders.”

(1)
The 1998 diluted EPS has been adjusted for stock splits. A description and reconciliation of our ROIC calculation as of June 30, 2018 is posted to our corporate website in our investor relations section.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 360 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe”, “expect”, “plan”, “estimate”, “project”, “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with our suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2017 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com